ENERGY TRANSFER LP

8111 Westchester Drive, Suite 600

Dallas, Texas 75225

(214) 981-0700

October 28, 2019

VIA EDGAR

Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C. 20549-4628

Attn:	Irene Barberena-Meissner
Office of Energy & Transportation

Re:	Energy Transfer LP
Registration Statement on Form S-4
File No. 333-234080

Ladies and Gentlemen:

Energy Transfer LP (the “Registrant”) hereby requests, pursuant to Rule 461 of the rules and regulations promulgated under the Securities Act of 1933, as amended, the acceleration of the effective date of the above-captioned Registration Statement to 2:00 P.M., Washington, D.C. time, on October 30, 2019 or as soon as practicable thereafter, unless the Registrant notifies you otherwise prior to such time.

Very truly yours,

ENERGY TRANSFER LP

By:	LE GP, LLC, its general partner

By:	/s/ Thomas E. Long
Thomas E. Long
Chief Financial Officer

Cc:	William N. Finnegan IV, Latham & Watkins LLP
Debbie P. Yee, Latham & Watkins LLP